Exhibit 99

Dollar General Corporation Reports Third Quarter 2023 Results

Reiterates Financial Guidance for Fiscal Year 2023

Provides Fiscal Year 2024 Real Estate Growth Plan

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--December 7, 2023--Dollar General Corporation (NYSE: DG) today reported financial results for its fiscal 2023 third quarter (13 weeks) ended November 3, 2023.

  Net Sales Increased 2.4% to $9.7 Billion
  Same-Store Sales Decreased 1.3%
  Operating Profit Decreased 41.1% to $433.5 Million
  Diluted Earnings Per Share (“EPS”) Decreased 45.9% to $1.26
  Year-to-Date Cash Flows From Operations of $1.4 Billion
  Board of Directors Declares Quarterly Cash Dividend of $0.59 Per Share

“I am excited to be back at Dollar General and working with the team to fulfill our mission of Serving Others every day,” said Todd Vasos, Dollar General’s chief executive officer. “Over the last several weeks, we have spent significant time reviewing all areas of the business, and we have identified key opportunities for improvement both in the near term and over the longer term. Moving forward, our entire team is laser focused and moving with urgency to take the actions we have identified to drive operational excellence for our customers and employees.”

“While we are not satisfied with our financial results for the third quarter, including a significant headwind from inventory shrink, we are pleased with the momentum in some of the underlying sales trends, including positive customer traffic, as well as market share gains in both dollars and units. We continue to believe our model is relevant in all economic cycles, and we are working diligently to further enhance our unique combination of value and convenience.”

“With that in mind, we are pleased to announce today our real estate growth plans for fiscal year 2024, which include approximately 2,385 projects in total, including 800 new stores, 1,500 remodels, and 85 relocations. This is a modest slow down compared to the number of projects in recent years, which we believe is prudent in this environment. We are excited about the opportunities these projects provide to serve both new and existing customers, while also driving strong financial returns for the business and laying the foundation for future growth. Looking ahead, we are confident in this business model and its ability to create long-term shareholder value.”

Third Quarter 2023 Highlights

Net sales increased 2.4% to $9.7 billion in the third quarter of 2023 compared to $9.5 billion in the third quarter of 2022. The net sales increase was primarily driven by positive sales contributions from new stores, partially offset by the decline in same-store sales and the impact of store closures. Same-store sales decreased 1.3% compared to the third quarter of 2022, driven by a decline in average transaction amount, partially offset by an increase in customer traffic. Same-store sales in the third quarter of 2023 included declines in each of the home, seasonal, apparel, and consumable categories.

Gross profit as a percentage of net sales was 29.0% in the third quarter of 2023 compared to 30.5% in the third quarter of 2022, a decrease of 147 basis points. This gross profit rate decrease was primarily attributable to increased shrink, lower inventory markups, and increased markdowns. These factors were partially offset by a lower LIFO provision and decreased transportation costs.

Selling, general and administrative expenses (“SG&A”) as a percentage of net sales were 24.5% in the third quarter of 2023 compared to 22.7% in the third quarter of 2022, an increase of 183 basis points. The primary expenses that were a greater percentage of net sales in the current year period were retail labor, depreciation and amortization, repairs and maintenance, rent, professional fees, and other services purchased, including debit and credit card transaction fees. These were partially offset by a decrease in incentive compensation.

Operating profit for the third quarter of 2023 decreased 41.1% to $433.5 million compared to $735.5 million in the third quarter of 2022.

Interest expense for the third quarter of 2023 increased 53.3% to $82.3 million compared to $53.7 million in the third quarter of 2022, primarily driven by higher average borrowings and higher interest rates.

The effective income tax rate for the third quarter of 2023 was 21.3% compared to 22.8% in the third quarter of 2022. This lower effective income tax rate was primarily due to increased benefits from federal employment tax credits and an increased benefit from rate-impacting items, caused by lower earnings before taxes during the quarter. These benefits were partially offset by a higher state effective tax rate.

The Company reported net income of $276.2 million for the third quarter of 2023, a decrease of 47.5% compared to $526.2 million in the third quarter of 2022. Diluted EPS decreased 45.9% to $1.26 for the third quarter of 2023 compared to diluted EPS of $2.33 in the third quarter of 2022.

Merchandise Inventories

As of November 3, 2023, total merchandise inventories, at cost, were $7.4 billion compared to $7.1 billion as of October 28, 2022, a decrease of 1.8% on a per-store basis.

Capital Expenditures

Total additions to property and equipment in the 39-week period ended November 3, 2023 were $1.2 billion, including approximately: $462 million for improvements, upgrades, remodels and relocations of existing stores; $390 million for distribution and transportation-related projects; $334 million related to store facilities, primarily for leasehold improvements, fixtures and equipment in new stores; and $39 million for information systems upgrades and technology-related projects. During the third quarter of 2023, the Company opened 263 new stores, remodeled 545 stores, and relocated 44 stores.

Share Repurchases

In the third quarter of 2023, as planned, the Company did not repurchase any shares under its share repurchase program. The total remaining authorization for future repurchases was $1.4 billion at the end of the third quarter of 2023.

Under the program, repurchases may be made from time to time in open market transactions, including pursuant to trading plans adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, or in privately negotiated transactions. The timing, manner and number of shares repurchased will depend on a variety of factors, including price, market conditions, compliance with the covenants and restrictions under the Company’s debt agreements, cash requirements, excess debt capacity, results of operations, financial condition and other factors. The authorization has no expiration date. Information regarding the Company’s share repurchase expectations for 2023 can be found under “Fiscal Year 2023 Financial Guidance and Store Growth Outlook.”

Dividend

On December 6, 2023, the Company’s Board of Directors declared a quarterly cash dividend of $0.59 per share on the Company’s common stock, payable on or before January 23, 2024 to shareholders of record on January 9, 2024. While the Board of Directors currently intends to continue regular cash dividends, the declaration and amount of future dividends are subject to the sole discretion of the Board and will depend upon, among other things, the Company’s results of operations, cash requirements, financial condition, contractual restrictions, excess debt capacity, and other factors the Board may deem relevant in its sole discretion.

Fiscal Year 2023 Financial Guidance and Store Growth Outlook

The Company continues to expect:

  Net sales growth in the range of 1.5% to 2.5%, which continues to include an anticipated negative impact of approximately two percentage points due to lapping the fiscal 2022 53rd week.
  Same-store sales growth in the range of a decline of approximately 1.0% to flat.
  Diluted EPS in the range of approximately $7.10 to $7.60, or a decline of 34% to 29%.
    The Diluted EPS guidance continues to include an anticipated negative impact of approximately four percentage points due to lapping the fiscal 2022 53rd week.
    The Diluted EPS guidance continues to include an anticipated negative impact of approximately four percentage points due to higher interest expense in fiscal 2023.
    The Diluted EPS guidance continues to assume an effective tax rate of approximately 22.5%.
  Capital expenditures, including those related to investments in the Company’s strategic initiatives, in the range of $1.6 billion to $1.7 billion.
  3,110 real estate projects in the United States, including 990 new store openings, 2,000 remodels, and 120 store relocations.

The Company’s guidance also continues to assume no share repurchases in 2023.

Fiscal Year 2024 Store Growth Outlook

For fiscal year 2024, the Company plans to execute approximately 2,385 real estate projects, including approximately 800 new store openings (including approximately 30 pOpshelf openings and approximately 15 new stores in Mexico), 1,500 remodels, and 85 store relocations.

Conference Call Information

The Company will hold a conference call on December 7, 2023 at 9:00 a.m. CT/10:00 a.m. ET, hosted by Todd Vasos, chief executive officer, and Kelly Dilts, chief financial officer. To participate via telephone, please call (877) 407-0890 at least 10 minutes before the conference call is scheduled to begin. The conference ID is 13741558. There will also be a live webcast of the call available at https://investor.dollargeneral.com under “News & Events, Events & Presentations.” A replay of the conference call will be available through January 4, 2024, and will be accessible via webcast replay or by calling (877) 660-6853. The conference ID for the telephonic replay is 13741558.

Forward-Looking Statements

This press release contains forward-looking information within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act. Forward-looking statements include those regarding the Company’s outlook, strategy, initiatives, plans, intentions or beliefs, including, but not limited to, statements made within the quotation of Mr. Vasos, and in the sections entitled “Share Repurchases,” “Dividend,” “Fiscal Year 2023 Financial Guidance and Store Growth Outlook,” and “Fiscal Year 2024 Store Growth Outlook.” A reader can identify forward-looking statements because they are not limited to historical fact or they use words such as “outlook,” “may,” “will,” “should,” “could,” “would,” “can,” “believe,” “anticipate,” “plan,” “project,” “expect,” “estimate,” “target,” “forecast,” “accelerate,” “predict,” “position,” “assume,” “opportunities,” “prospects,” “investments,” “intend,” “continue,” “future,” “beyond,” “ongoing,” “potential,” “long-term,” “longer term,” “near-term,” “guidance,” “goal,” “outcome,” “uncertainty,” “look to,” “move into,” “moving forward,” “looking ahead,” “years ahead,” “subject to,” “committed,” “confident,” “focus on,” or “likely to,” and similar expressions that concern the Company’s outlook, strategies, plans, initiatives, intentions or beliefs about future occurrences or results. These matters involve risks, uncertainties and other factors that may change at any time and may cause actual results to differ materially from those which the Company expected. Many of these statements are derived from the Company’s operating budgets and forecasts as of the date of this release, which are based on many detailed assumptions that the Company believes are reasonable. However, it is very difficult to predict the effect of known factors on future results, and the Company cannot anticipate all factors that could affect future results that may be important to an investor. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors. Important factors that could cause actual results to differ materially from the expectations expressed in or implied by such forward-looking statements include, but are not limited to:

  economic factors, including but not limited to employment levels; inflation (and the Company’s ability to adjust prices sufficiently to offset the effect of inflation); pandemics (such as the COVID-19 pandemic); higher fuel, energy, healthcare and housing costs; higher interest rates, consumer debt levels, and tax rates; lack of available credit; tax law changes that negatively affect credits and refunds; decreases in, or elimination of, government stimulus programs or subsidies such as unemployment and food/nutrition assistance programs and student loan repayment forgiveness; commodity rates; transportation, lease and insurance costs; wage rates (including the heightened possibility of increased federal, state and/or local minimum wage rates); foreign exchange rate fluctuations; measures or events that create barriers to or increase the costs of international trade (including increased import duties or tariffs); and changes in laws and regulations and their effect on, as applicable, customer spending and disposable income, the Company’s ability to execute its strategies and initiatives, the Company’s cost of goods sold, the Company’s SG&A expenses (including real estate costs), and the Company’s sales and profitability;
  failure to achieve or sustain the Company’s strategies, initiatives and investments, including those relating to merchandising (including non-consumable initiatives), real estate and new store development, international expansion, store formats and concepts, digital, marketing, health services, shrink, damages, sourcing, private brand, inventory management, supply chain, private fleet, store operations, expense reduction, technology, pOpshelf, Fast Track, and DG Media Network;
  competitive pressures and changes in the competitive environment and the geographic and product markets where the Company operates, including, but not limited to, pricing, promotional activity, expanded availability of mobile, web-based and other digital technologies, and alliances or other business combinations;

  failure to timely and cost-effectively execute the Company’s real estate projects or to anticipate or successfully address the challenges imposed by the Company’s expansion, including into new countries or domestic markets, states, or urban or suburban areas;
  levels of inventory shrinkage and damages;
  failure to successfully manage inventory balances, issues related to supply chain disruptions, seasonal buying pattern disruptions, and distribution network capacity;
  failure to maintain the security of the Company’s business, customer, employee or vendor information or to comply with privacy laws, or the Company or one of its vendors falling victim to a cyberattack (which risk is heightened as a result of political uncertainty involving China and the current conflict between Russia and Ukraine) that prevents the Company from operating all or a portion of its business;
  damage or interruption to the Company’s information systems as a result of external factors, staffing shortages or challenges in maintaining or updating the Company’s existing technology or developing or implementing new technology;
  a significant disruption to the Company’s distribution network, the capacity of the Company’s distribution centers or the timely receipt of inventory, or delays in constructing, opening or staffing new distribution centers (including temperature-controlled distribution centers);
  risks and challenges associated with sourcing merchandise from suppliers, including, but not limited to, those related to international trade (for example, political uncertainty involving China and disruptive political events such as the current conflict between Russia and Ukraine);
  natural disasters, unusual weather conditions (whether or not caused by climate change), pandemic outbreaks or other health crises (for example, the COVID-19 pandemic), political or civil unrest, acts of war, violence or terrorism, and disruptive global political events (for example, political uncertainty involving China and the current conflict between Russia and Ukraine);
  product liability, product recall or other product safety or labeling claims;
  incurrence of material uninsured losses, excessive insurance costs or accident costs;
  failure to attract, develop and retain qualified employees while controlling labor costs (including the heightened possibility of increased federal, state and/or local minimum wage rates/salary levels, including the effects of potential regulatory changes related to the overtime exemption under the Fair Labor Standards Act if implemented) and other labor issues, including employee safety issues and employee expectations and productivity;
  loss of key personnel or inability to hire additional qualified personnel or inability to enforce non-compete agreements that we have in place with management personnel;
  risks associated with the Company’s private brands, including, but not limited to, the Company’s level of success in improving their gross profit rate at expected levels;
  seasonality of the Company’s business;
  failure to protect the Company’s reputation;
  the impact of changes in or noncompliance with governmental regulations and requirements, including, but not limited to, those dealing with the sale of products, including without limitation, product and food safety, marketing, labeling or pricing; information security and privacy; labor and employment; employee wages and benefits (including the heightened possibility of increased federal, state and/or local minimum wage rates/salary levels); health and safety; imports and customs; bribery; climate change; and environmental compliance, as well as tax laws (including those related to the federal, state or foreign corporate tax rate), the interpretation of existing tax laws, or the Company’s failure to sustain its reporting positions negatively affecting the Company’s tax rate, and developments in or outcomes of private actions, class actions, derivative actions, multi-district litigation, arbitrations, administrative proceedings, regulatory actions or other litigation or of inquiries from federal, state and local agencies, regulatory authorities, attorneys general, committees, subcommittees and members of the U.S. Congress, and other local, state, federal and international governmental authorities;

  new accounting guidance or changes in the interpretation or application of existing guidance;
  deterioration in market conditions, including market disruptions, adverse conditions in the financial markets including financial institution failures, limited liquidity and interest rate increases, changes in the Company’s credit profile, compliance with covenants and restrictions under the Company’s debt agreements, and the amount of the Company’s available excess capital;
  the factors disclosed under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q; and
  such other factors as may be discussed or identified in this press release.

All forward-looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its SEC filings and public communications. The Company cannot assure the reader that it will realize the results or developments the Company anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way the Company expects. Forward-looking statements speak only as of the date made. The Company undertakes no obligation, and specifically disclaims any duty, to update or revise any forward-looking statements as a result of new information, future events or circumstances, or otherwise, except as otherwise required by law. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

Investors should also be aware that while the Company does, from time to time, communicate with securities analysts and others, it is against the Company’s policy to disclose to them any material, nonpublic information or other confidential commercial information. Accordingly, shareholders should not assume that the Company agrees with any statement or report issued by any securities analyst regardless of the content of the statement or report. Furthermore, the Company has a policy against confirming projections, forecasts or opinions issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the Company’s responsibility.

About Dollar General Corporation

Dollar General Corporation (NYSE: DG) is proud to serve as America’s neighborhood general store. Founded in 1939, Dollar General lives its mission of Serving Others every day by providing access to affordable products and services for its customers, career opportunities for its employees, and literacy and education support for its hometown communities. As of November 3, 2023, the Company’s 19,726 Dollar General, DG Market, DGX and pOpshelf stores across the United States and Mi Súper Dollar General stores in Mexico provide everyday essentials including food, health and wellness products, cleaning and laundry supplies, self-care and beauty items, and seasonal décor from our high-quality private brands alongside many of the world’s most trusted brands such as Coca Cola, PepsiCo/Frito-Lay, General Mills, Hershey, J.M. Smucker, Kraft, Mars, Nestlé, Procter & Gamble and Unilever.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	November 3,	October 28,	February 3,
	2023	2022	2023
ASSETS
Current assets:
Cash and cash equivalents	$365,447	$362,731	$381,576
Merchandise inventories	7,356,065	7,144,722	6,760,733
Income taxes receivable	197,555	188,082	135,775
Prepaid expenses and other current assets	352,011	321,481	302,925
Total current assets	8,271,078	8,017,016	7,581,009
Net property and equipment	5,848,385	4,927,450	5,236,309
Operating lease assets	10,904,323	10,469,374	10,670,014
Goodwill	4,338,589	4,338,589	4,338,589
Other intangible assets, net	1,199,700	1,199,700	1,199,700
Other assets, net	62,551	55,029	57,746
Total assets	$30,624,626	$29,007,158	$29,083,367

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations	$750,000	$-	$-
Current portion of operating lease liabilities	1,355,316	1,257,060	1,288,939
Accounts payable	3,651,778	4,127,076	3,552,991
Accrued expenses and other	1,020,759	1,110,505	1,036,919
Income taxes payable	9,237	8,006	8,919
Total current liabilities	6,787,090	6,502,647	5,887,768
Long-term obligations	6,440,845	5,985,728	7,009,399
Long-term operating lease liabilities	9,540,573	9,195,042	9,362,761
Deferred income taxes	1,152,125	992,479	1,060,906
Other liabilities	252,109	237,456	220,761
Total liabilities	24,172,742	22,913,352	23,541,595

Commitments and contingencies

Shareholders' equity:
Preferred stock	-	-	-
Common stock	192,053	195,629	191,718
Additional paid-in capital	3,732,376	3,676,077	3,693,871
Retained earnings	2,527,201	2,222,823	1,656,140
Accumulated other comprehensive loss	254	(723)	43
Total shareholders' equity	6,451,884	6,093,806	5,541,772
Total liabilities and shareholders' equity	$30,624,626	$29,007,158	$29,083,367

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	For the Quarter Ended
	November 3,	% of Net	October 28,	% of Net
	2023	Sales	2022	Sales
Net sales	$9,694,082	100.00%	$9,464,891	100.00%
Cost of goods sold	6,881,554	70.99	6,579,696	69.52
Gross profit	2,812,528	29.01	2,885,195	30.48
Selling, general and administrative expenses	2,379,054	24.54	2,149,650	22.71
Operating profit	433,474	4.47	735,545	7.77
Interest expense	82,289	0.85	53,681	0.57
Other (income) expense	-	0.00	415	0.00
Income before income taxes	351,185	3.62	681,449	7.20
Income tax expense	74,939	0.77	155,282	1.64
Net income	$276,246	2.85%	$526,167	5.56%

Earnings per share:
Basic	$1.26		$2.34
Diluted	$1.26		$2.33
Weighted average shares outstanding:
Basic	219,480		224,527
Diluted	219,799		225,697

	For the 39 Weeks Ended
	November 3,	% of Net	October 28,	% of Net
	2023	Sales	2022	Sales
Net sales	$28,833,095	100.00%	$27,641,956	100.00%
Cost of goods sold	20,020,407	69.44	18,970,175	68.63
Gross profit	8,812,688	30.56	8,671,781	31.37
Selling, general and administrative expenses	6,946,042	24.09	6,276,653	22.71
Operating profit	1,866,646	6.47	2,395,128	8.66
Interest expense	249,664	0.87	136,455	0.49
Other (income) expense	-	0.00	415	0.00
Income before income taxes	1,616,982	5.61	2,258,258	8.17
Income tax expense	357,521	1.24	501,404	1.81
Net income	$1,259,461	4.37%	$1,756,854	6.36%

Earnings per share:
Basic	$5.74		$7.76
Diluted	$5.73		$7.72
Weighted average shares outstanding:
Basic	219,359		226,434
Diluted	219,953		227,587

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	For the 39 Weeks Ended
	November 3,	October 28,
	2023	2022
Cash flows from operating activities:
Net income	$1,259,461	$1,756,854
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	625,817	532,514
Deferred income taxes	91,158	166,965
Noncash share-based compensation	40,704	57,562
Other noncash (gains) and losses	79,001	365,500
Change in operating assets and liabilities:
Merchandise inventories	(661,611)	(1,885,434)
Prepaid expenses and other current assets	(50,846)	(81,836)
Accounts payable	108,757	377,478
Accrued expenses and other liabilities	3,802	54,134
Income taxes	(61,462)	(90,737)
Other	7,238	(4,813)
Net cash provided by (used in) operating activities	1,442,019	1,248,187

Cash flows from investing activities:
Purchases of property and equipment	(1,240,507)	(1,078,208)
Proceeds from sales of property and equipment	4,963	2,388
Net cash provided by (used in) investing activities	(1,235,544)	(1,075,820)

Cash flows from financing activities:
Issuance of long-term obligations	1,498,260	2,296,053
Repayments of long-term obligations	(14,362)	(907,731)
Net increase (decrease) in commercial paper outstanding	(1,303,800)	456,800
Borrowings under revolving credit facilities	500,000	-
Repayments of borrowings under revolving credit facilities	(500,000)	-
Costs associated with issuance of debt	(12,438)	(16,521)
Repurchases of common stock	-	(1,641,851)
Payments of cash dividends	(388,381)	(372,423)
Other equity and related transactions	(1,883)	31,208
Net cash provided by (used in) financing activities	(222,604)	(154,465)

Net increase (decrease) in cash and cash equivalents	(16,129)	17,902
Cash and cash equivalents, beginning of period	381,576	344,829
Cash and cash equivalents, end of period	$365,447	$362,731

Supplemental cash flow information:
Cash paid for:
Interest	$295,915	$154,133
Income taxes	$325,580	$421,678
Supplemental schedule of non-cash investing and financing activities:
Right of use assets obtained in exchange for new operating lease liabilities	$1,248,662	$1,314,045
Purchases of property and equipment awaiting processing for payment, included in Accounts payable	$140,724	$152,579

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Selected Additional Information
(Unaudited)

Sales by Category (in thousands)

	For the Quarter Ended
	November 3,	October 28,
	2023	2022	% Change
Consumables	$7,940,527	$7,664,806	3.6%
Seasonal	940,632	942,831	-0.2%
Home products	534,471	574,425	-7.0%
Apparel	278,452	282,829	-1.5%
Net sales	$9,694,082	$9,464,891	2.4%

	For the 39 Weeks Ended
	November 3,	October 28,
	2023	2022	% Change
Consumables	$23,445,031	$22,101,146	6.1%
Seasonal	2,979,474	2,991,113	-0.4%
Home products	1,582,305	1,674,013	-5.5%
Apparel	826,285	875,684	-5.6%
Net sales	$28,833,095	$27,641,956	4.3%

Store Activity

		For the 39 Weeks Ended
		November 3,	October 28,
		2023	2022

Beginning store count		19,104	18,130
New store openings		690	734
Store closings		(68)	(46)
Net new stores		622	688
Ending store count		19,726	18,818
Total selling square footage (000's)		148,644	140,517
Growth rate (square footage)		5.8%	5.8%

Contacts

Investor Contact:
investorrelations@dollargeneral.com

Media Contact:
dgpr@dollargeneral.com